                           MASTER SETTLEMENT AGREEMENT


         THIS MASTER SETTLEMENT AGREEMENT (this "Agreement") is made this 30th day of April, 2004, by and among GenTek Holding Corporation, a Delaware corporation ("GenTek Holding"), General Chemical, LLC, a Delaware limited liability company ("General Chemical"), and Honeywell International Inc., a Delaware corporation ("Honeywell"). (GenTek Holding, General Chemical and Honeywell are sometimes hereinafter referred to singularly as a "Party" and collectively as "Parties".)

                                   BACKGROUND:

         A. On October 11, 2002 (the "Petition Date"), the Debtors(1) each filed a voluntary petition in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. 'SS''SS' 101-1330 (as amended, the "Bankruptcy Code").

         B. The Debtors' Joint Plan of Reorganization, as amended (the "Plan") was confirmed by an order of the Bankruptcy Court entered on October 7, 2003 (the "Confirmation Order") and became effective on November 10, 2003 (the "Plan Effective Date"). As used in this Agreement, the term "Debtor" includes both the chapter 11 debtors-in-possession and the Reorganized Debtors after the Plan Effective Date. Pursuant to the Plan, the corporation



--------
(1) The Debtors are the following entities: GenTek Inc., Balcrank Products, Inc., Big T-2 Company LLC, Binderline Draftline, Inc., Con-X Corporation, Defiance, Inc., Defiance Kinematics Inc., Defiance Precision Products, Inc., Defiance Precision Products Management LLC, Defiance Precision Products Manufacturing LLC, Defiance Testing and Engineering Services, Inc., Electronic Interconnect Systems, Inc., Fini Enterprises, Inc., General Chemical Corporation, HN Investment Holdings Inc., HyForm Products, Inc., Krone Digital Communications Inc., Krone Incorporated , Krone International Holding Inc., Krone Optical Systems Inc., PCT Mexico Corporation, Printing Developments, Inc., Reheis, Inc., Toledo Technologies Inc., Toledo Technologies Management LLC, Toledo Technologies Inc., Toledo Technologies Manufacturing LLC, Vigilant Networks LLC and Waterside Urban Renewal Corporation.

formerly named General Chemical Corporation was renamed GenTek Holding Corporation, which is a signatory to this Agreement.

         C. Honeywell filed three proofs of claim in the Debtors' bankruptcy cases (Claim Nos. 2551, 2552 and 3065) (collectively, the "Honeywell Claims"), including claims for: (i) the sum of $228,304.84 plus interest for real estate taxes paid by Honeywell to the State of California from 1986 through 1996 relating to a portion of the shared premises (the "El Segundo Property") beneficially owned by GenTek Holding and located at 850 S. Sepulveda Boulevard, El Segundo, California (the "El Segundo Tax Claim"); and (ii) substantial unliquidated and undetermined amounts for environmental claims, obligations, duties, liabilities and debts at 47 sites throughout the United States and Canada allegedly owned or operated by the Debtors. The Debtors filed objections to the Honeywell Claims (the "Claims Objections") seeking to disallow the Honeywell Claims and a Complaint (the "El Segundo Turnover Complaint") seeking to compel Honeywell to deliver a deed for the El Segundo Property, both of which are pending before the Bankruptcy Court.

         D. The Debtors also filed a Motion For an Order Under 11 U.S.C. 'SS' 365(a) Authorizing Rejection of Honeywell Executory Contracts (the "Rejection Motion") seeking an order from the Bankruptcy Court authorizing the rejection of numerous contracts (collectively, the "Honeywell Contracts") entered into between the Debtors and/or their predecessors in interest and Honeywell's predecessors. Honeywell filed a Response in Opposition to the Rejection Motion. Among the contracts identified for rejection in the Rejection Motion are (i) that certain Environmental Matters Agreement dated as of February 26, 1986 by and between Allied-Signal Inc. and The Henley Group, Inc. (the "EMA") and (ii) that certain Restated Environmental Matters Agreement dated as of February 26, 1986 as amended and restated as of

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July 28, 1989 by and among Allied-Signal Inc., The Henley Group, Inc., The
Wheelabrator Group Inc., New Hampshire Oak, Inc. and Fisher Scientific Group Inc. (the "REMA"). Certain disputes exist between the Parties arising under or related to the Honeywell Claims, the Rejection Motion and the Parties' respective obligations concerning environmental issues at sites formerly owned by Honeywell's predecessor and now or previously owned or controlled by the Debtors (collectively, the "Disputes").

         E. The Parties have agreed to resolve all of the Disputes, except for the disputes concerning the El Segundo Tax Claim and the El Segundo Turnover Complaint, on the terms and conditions set forth in this Agreement.

         F. The disputes concerning the El Segundo Tax Claim and the El Segundo Turnover Complaint are the subject of a separate settlement agreement (the "El Segundo Settlement Agreement").

         NOW, THEREFORE, in consideration of their mutual undertakings pursuant to this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                   DVW MATTERS

         1.1      Conveyance of DVW North Plant.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, and except as set forth in Section 1.2 of this Agreement, at the DVW Closing (as defined in Section 1.4 of this Agreement), General Chemical shall sell, assign, transfer, convey and deliver insurable fee simple title to Honeywell, and Honeywell shall purchase, acquire and accept from General Chemical, all of General Chemical's right, title and interest in and to the real property as described on Schedule 1.1 attached to this Agreement, and the improvements thereon, owned by

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General Chemical, which premises are commonly referred to as the DVW North
Plant, together with all of the equipment located thereon (the "DVW North
Plant").

                  (b) The following shall apply between the date of this Agreement and the DVW Closing Date:

                      (i) General Chemical shall procure and maintain an "all-risk" property insurance program (excluding bodily injury) covering the improvements listed on Schedule 1.1(b)(i) attached to this Agreement. Such insurance shall have a policy limit of not less than $10 million, shall have a deductible of not more than $1 million, and shall be issued by a company reasonably acceptable to Honeywell, licensed to do business in Delaware and Pennsylvania and having a minimum rating of AM Best "A-." General Chemical and Honeywell shall each pay one-half of all costs of the premium(s) for such insurance. The insurance shall name Honeywell as an additional insured, as its interests may appear, and shall contain a provision requiring the insurer to give Honeywell thirty (30) days written notice before canceling or terminating any said policy for any reason; provided, however, that only ten (10) days written notice shall be required for non-payment of premium. General Chemical shall deliver evidence of such insurance to Honeywell within twenty (20) days of its execution of this Agreement. If, prior to the DVW Closing Date, the improvements listed on Schedule 1.1(b)(i) are destroyed or damaged in whole or in part, General Chemical shall promptly notify Honeywell in writing and cause one-half of such insurance proceeds and one-half of the deductible to be delivered to Honeywell in conjunction with the DVW Closing; provided, however, that General Chemical shall be entitled to retain any amounts of insurance proceeds directly related to destruction or damage to the items in Schedule 1.2 to this Agreement. If, on or before the DVW Closing Date, all or any portion of the improvements listed on Schedule 1.1(b)(i) are damaged or destroyed and the insurance proceeds in respect thereof have not been received by General Chemical on or before the DVW Closing Date, then General Chemical and Honeywell shall, nevertheless, perform the DVW Closing, and General Chemical shall transfer and assign to Honeywell one-half of General Chemical's right, title and interest in and to such insurance proceeds and shall deliver to Honeywell one-half of the deductible.

                      (ii) In the event of a condemnation or similar such action (or sale in lieu thereof) of all or any portion of the DVW North Plant prior to the DVW Closing, or in the event any such condemnation proceeding is threatened or commenced, General Chemical and Honeywell nonetheless shall perform the DVW Closing. Honeywell shall have the right (but not the obligation) to retain counsel on behalf of General Chemical, at Honeywell's sole expense, to participate in such condemnation proceedings and any related proceedings, and Honeywell also shall have the right to participate in such proceedings on its own behalf. General Chemical acknowledges that Honeywell may use the same counsel to represent both General Chemical and Honeywell in such proceedings, and General Chemical hereby waives in advance, to the full extent allowed by applicable rules of professional responsibility, any and all conflicts of interest that may arise from such representation. General Chemical and Honeywell shall each be entitled to recover their reasonable attorneys fees, expert witness fees, costs and other legal expenses from the awards and payments made by the condemning authority, and General Chemical and Honeywell shall each be entitled to one-half of the remainder of such awards and payments. In the event that the total legal expenses exceed such awards and payments, General Chemical and Honeywell each shall be entitled to the proportion of such awards and payments the represents their proportion of the total legal expenses.

                      (iii) During the period prior to the DVW Closing Date, General Chemical shall provide maintenance and repair for those portions of the DVW North Plant that it is actively using sufficient to prevent the overall condition of such portions from materially deteriorating.

         1.2 Excluded Assets. The conveyance of the DVW North Plant by General Chemical to Honeywell shall not include any right, title or interest of General Chemical in or to any intangible asset associated with the business operated by General Chemical at the DVW North Plant, nor shall the conveyance include the fixtures, equipment, machinery, supplies and other tangible assets listed on
Schedule 1.2 attached to this Agreement which are associated with General Chemical's Specialty Fines Business including caustic pellets and potassium nitrate (the "General Chemical Business") currently operated by General Chemical from the DVW North Plant and which shall be removed by General Chemical prior to the DVW Closing Date (as defined in Section 1.4 of this Agreement).

         1.3      Consideration, Prorations and Expenses.

                  (a) The consideration to be paid by Honeywell for the DVW North Plant pursuant to this Agreement shall consist of the assumption of the Assumed DVW Liabilities (as defined in Section 1.8 of this Agreement).

                  (b) Real estate taxes and other state or local taxes, fees, charges and installments of special assessments affecting the DVW North Plant shall be prorated as of the DVW Closing Date on a per diem basis based on the latest available data and in accordance with local custom, and such proration shall be deemed final. Any net credit shall be paid to General Chemical or Honeywell, as appropriate, at the DVW Closing.

                  (c) Realty transfer taxes, if any, and recording fees with respect to the conveyance of the DVW North Plant shall be shared equally by General Chemical and Honeywell. Honeywell shall pay the cost of obtaining any title search or commitment or purchasing title insurance, performing any surveys or any other inspections or appraisals performed by Honeywell or at its direction.

                  (d) Utilities for the DVW North Plant shall be prorated between General Chemical and Honeywell as of the DVW Closing Date. General Chemical will cause its utility meters to be read by the appropriate utility company immediately prior to the DVW Closing Date.

         1.4 DVW Closing and DVW Closing Date; Closing Proceedings. The closing of the sale and purchase of the Acquired DVW Assets (the "DVW Closing") shall take place at 9:00 a.m., Eastern Time, on January 31, 2005 (the "DVW Closing Date"), at the offices of GenTek Holding in Parsippany, New Jersey, or at such other time, date and place as shall be determined by mutual agreement of the Parties. If the DVW Closing does not occur on or before January 31, 2005, either Party shall have the right to compel in a court of competent jurisdiction specific performance by the other Party, and the substantially prevailing party in any such action shall be entitled to recover the costs, expenses and reasonable attorneys fees for such action. All proceedings to be taken and all documents to be executed and delivered by General Chemical and any third parties in connection with the consummation of the transactions described in Article I of this Agreement shall be reasonably satisfactory in form and substance to Honeywell and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the DVW Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken, nor any documents deemed executed or delivered, until all shall have been taken, executed and delivered.

         1.5 Conditions to Honeywell's Obligations to Consummate DVW Closing. The obligations of Honeywell to consummate its acquisition of the DVW North Plant shall be subject to the satisfaction (or waiver, in writing, by Honeywell) of each of the conditions in this Section 1.5:

                  (a) All filings and consents from government agencies and third parties required to consummate the sale and purchase of the DVW North Plant shall have been made or obtained.

                  (b) General Chemical shall have executed and delivered, or caused to be delivered, to Honeywell at the DVW Closing a quit claim deed with respect to the DVW North Plant property lying in the Commonwealth of Pennsylvania, a special warranty deed with respect to the DVW North Plant property lying in the State of Delaware, and such other documents, instruments or certificates as shall be reasonably requested by Honeywell, its counsel or the title company selected by Honeywell (the "DVW Title Company"), consistent with the agreements and undertakings of General Chemical contained in this Agreement.

                  (c) General Chemical shall deliver to Honeywell (in a form reasonably acceptable to Honeywell and its counsel) a bill of sale with respect to the equipment to be conveyed along with the DVW North Plant, to the extent requested by Honeywell. Such equipment shall be free and clear of all liens, interests, claims and encumbrances created by General Chemical or any other party since May 21, 1986. Notwithstanding the foregoing, General Chemical shall have no obligation to transfer to Honeywell any equipment listed on Schedule 1.2 to this Agreement.

                  (d) In conjunction with the DVW Closing, the DVW Title Company shall issue to Honeywell an owner's policy of title insurance in a form reasonably acceptable to Honeywell evidencing insurable title to the DVW North Plant, along with such other endorsements as reasonably required by Honeywell. General Chemical shall be responsible for any and all actions, costs and expenses that may be necessary to render the title insurable by the DVW Title Company; provided, however, that General Chemical shall not be required to remove any lien, charge or other encumbrance that did not result from, or does not relate to or arise out of, any action taken by General Chemical or any other entity since May 21, 1986. Notwithstanding the foregoing, General Chemical shall be responsible for any and all actions, costs and expenses that may be necessary (regardless of title insurability) to address and/or otherwise remove from title:

                           (i) the following matters regarding the portion of
the DVW North Plant located in Marcus Hook Borough, Delaware County,
Pennsylvania: matters identified in Schedule B, Section 1 (Requirements), but not including nos. 4 and 26-29 thereunder; and Item 1 (subject to title company review of survey) of Schedule B, Section 2, as referenced in Commitment for Title Insurance dated January 14, 2004, issued by Commonwealth Land Title Insurance Company; and

                           (ii) the following matters regarding the portion of
the DVW North Plant located in New Castle County, Delaware: matters identified in Schedule B - Section 1 (Requirements), but not including items (a) and (b) thereunder; and Items 1, 2, 3 (subject to title company review of survey), 4, 5, 6, 7, 8, 9, 10, 11, 13 (with reasonable cooperation of Honeywell) 16 (with reasonable cooperation of Honeywell), 17, 18 and 21 (subject to title company review of survey) of Schedule B - Section II as referenced in Commitment for Title Insurance dated March 30, 2004, issued by Transnation Title Insurance Company.

                  (e) General Chemical shall have discontinued the General Chemical Business and removed the equipment listed on Schedule 1.2 to this Agreement from the DVW North Plant.

                  (f) General Chemical shall have decontaminated (but not demolished or taken to grade) any remaining equipment and facilities that are located on the DVW North Plant and that are not removed pursuant to Section 1.2 of this Agreement by the DVW Closing Date. In addition, General Chemical shall have removed all tank cars, railroad cars, vehicles, trailers, totes, intermediate containers, chemical containers (but excluding process vessels, tanks and piping), trash, products manufactured by General Chemical (whether or not such products are in good or marketable condition), residue from the decontamination described in this Section 1.5(f) and certain other equipment and other items. The scope of such decontamination activities shall be as set forth on Schedule 1.5(f) attached to this Agreement.

                  (g) General Chemical shall deliver to Honeywell (in a form reasonably acceptable to Honeywell and its counsel) an easement (recorded with the title to the DVW South Plant, as such term is defined in Section 1.8 hereof) for the discharge of storm water across the DVW South Plant. Such easement shall have three components, as follows:

                           (i) Such easement shall permit such discharges
through the existing storm water conveyance to the Delaware River (the "Storm Water Conveyance") for a period from the Effective Date of this Agreement to date which is the later of: two (2) years after the Effective Date; or six (6) months after General Chemical notifies Honeywell that it has entered into a binding agreement of sale for the DVW South Plant, the closing under which is conditioned upon the construction of an enclosed conveyance (the "Honeywell Enclosed Conveyance") constructed by Honeywell in or alongside the Storm Water Conveyance pursuant to the terms of Section 1.14 of this Agreement to replace the Storm Water Conveyance.

                           (ii) Such easement shall also permit Honeywell, at
its option, to discharge storm water across the DVW South Plant through the Honeywell Enclosed Conveyance indefinitely, or until Honeywell elects to cease its use of such Honeywell Enclosed Conveyance.

                           (iii) Such easement shall also include the right of
access as may be reasonably necessary for the maintenance, repair, modification and replacement of the Storm Water Conveyance or the Honeywell Enclosed Conveyance.

                  1.6 Conditions to General Chemical's Obligations to Consummate DVW Closing. The obligations of General Chemical to consummate its conveyance of the DVW North Plant shall be subject to the satisfaction (or waiver, in writing, by General Chemical) of each of the following conditions:

                  (a) All filings and consents from government agencies and third parties required to consummate the sale and purchase of the DVW North Plant shall have been made or obtained.

                  (b) Honeywell shall have executed and delivered such other documents, instruments or certificates as shall be reasonably requested by General Chemical or its counsel.

         1.7 Conditions to Both Parties' Obligations to Consummate DVW Closing. The obligations of General Chemical and Honeywell under this Agreement to consummate the conveyance and acquisition of the DVW North Plant shall be subject to the satisfaction of the following conditions:

                  (a) An Order approving this Agreement shall have become a Final Order, as provided in Section 7.1 of this Agreement.

                  (b) No action, suit or proceeding shall be pending to enjoin, restrain or prohibit the conveyance or acquisition of the DVW North Plant or that would be reasonably likely to prevent or make illegal the consummation of such transaction.

                  (c) No court or other governmental unit shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of such transaction.

         1.8 Allocation of Certain Environmental Responsibilities. Anything to the contrary contained in any existing agreement between the Parties and/or their predecessors notwithstanding (including, but not limited to, the Delaware Valley Works Shared Premises Agreement dated as of May 21, 1986 by and among Allied-Signal, Inc., Allied Corporation, The Henley Group, Inc. and GenTek Holding (the "DVW Shared Premises Agreement"), the Revised DVW SPA (as defined in Section 1.12 of this Agreement), the EMA or the REMA), as of the Effective Date of this Agreement (as defined in Section 9.1 of this Agreement), the Parties hereby agree to reallocate responsibility for certain environmental liabilities associated with the property that is the subject of the DVW Shared Premises Agreement (including both the DVW North Plant and the General Chemical-owned premises that, until recently, were operated by General Chemical and which are commonly referred to as the "DVW South Plant"), as set forth below. The Parties hereby acknowledge and agree that the terms set forth below expressly modify the EMA and REMA as they pertain to the DVW North and South Plants. (The obligations assumed by Honeywell pursuant to this Section 1.8 are hereinafter referred to as the "DVW Assumed Liabilities.")

                  (a) Honeywell Responsibility for All DVW North Plant Environmental Liabilities. Honeywell hereby agrees that it shall be solely responsible for, and hereby agrees to indemnify and hold harmless GenTek Holding, General Chemical and their subsidiaries and affiliates, and their respective officers, directors, employees and agents (the "GenTek Indemnified Parties") from and against, any and all claims, demands, liabilities, oversight costs, damages and expenses sought by any person or entity (whether private or governmental) after the Effective Date relating to the investigation and remediation of all environmental contamination associated with the DVW North Plant, regardless of whether the contamination or condition was generated, created, managed, disposed of or otherwise came to be located on the DVW North Plant or emanated therefrom as the result of the actions of Honeywell, any predecessor to Honeywell, the Debtors or any third party or parties. The assumption and indemnification set forth in the preceding sentence shall not include the treatment of any third party tort claims against the GenTek Indemnified Parties or Honeywell, its subsidiaries and affiliates, and their respective officers, directors and employees (the "Honeywell Indemnified Parties"), to the extent such claims are for personal injuries (including, but not limited to, wrongful death) or to the extent such claims are for damage, destruction or diminution of property owned or controlled by the third party tort claimant, in either case relating to alleged exposure to environmental contaminants or conditions associated with the DVW North Plant or the DVW South Plant, which claims shall continue to be governed by the applicable provisions of the EMA and REMA as amended by this Agreement; provided, however, that Honeywell shall indemnify the GenTek Indemnified Parties for claims brought by Honeywell's contractors, agents, invitees and others whose presence at the DVW North Plant was at the request, or for the benefit of, Honeywell. The assumption and indemnification set forth in the first sentence of this Section 1.8(a) also shall

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not include any fines or penalties imposed on any GenTek Indemnified Party by any federal, state or local governmental authority for the failure of such GenTek Indemnified Party to comply with any applicable governmental environmental requirement associated with the DVW North Plant prior to the DVW Closing Date; but such assumption and indemnification shall include fines or penalties imposed on any GenTek Indemnified Party by any federal, state or local governmental authority for the failure of any Honeywell Indemnified Party to comply with any applicable governmental environmental requirement associated with the DVW North Plant at any time. The foregoing notwithstanding, General Chemical shall remain responsible for its releases on the DVW North Plant during the period between the date of this Agreement and the DVW Closing Date.

                  (b) Honeywell Responsibility for Groundwater Contamination at both DVW North and DVW South Plants.

                           (i) Without limiting the generality of the foregoing,
Honeywell hereby agrees that it shall be solely responsible for, and hereby agrees to indemnify and hold harmless the GenTek Indemnified Parties from and against, any and all claims, demands, liabilities, oversight costs, damages and expenses sought by any person or entity (whether private or governmental) after the Effective Date (but excluding any costs and expenses incurred prior to the Effective Date, and any fines or penalties imposed on any GenTek Indemnified Party by any federal, state or local governmental authority for the failure of such GenTek Indemnified Party to comply with any applicable governmental environmental requirement associated with the DVW South Plant prior to the DVW Closing Date) relating to the investigation and remediation of groundwater contamination associated with all of the premises that are the subject of the DVW Shared Premises Agreement (including both the DVW North Plant and the DVW South Plant),




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regardless of whether such groundwater contamination is attributable to the operations of Honeywell, any predecessor to Honeywell, the Debtors or any third party or parties. The responsibility and liability assumed by Honeywell pursuant hereto shall specifically include, but shall not be limited to, contamination attributable to the migration of groundwater contamination off-site from the DVW North Plant and/or the DVW South Plant at any time and any sediments to the extent impacted by such groundwater, and shall also specifically include, but shall not be limited to, fines or penalties imposed on any GenTek Indemnified Party by any federal, state or local governmental authority for the failure of any Honeywell Indemnified Party to comply with any applicable governmental requirement associated with groundwater at the DVW North Plant and/or the DVW South Plant.

                           (ii) Honeywell's responsibility for DVW South Plant
groundwater contamination described in subsection 1.8(b)(i) above is subject to the following qualification with respect to five (5) DVW South Plant groundwater points referred to as MW106, MW112, MW114, MW115 and SAL3 (the "DVW South Localized Groundwater Points") on Figure 17 titled "Total Organics/Arsenic in Groundwater," Drawing No. 03360E4 prepared by Cummings Riter Consultants, Inc., included in the "Summary of Presentation Items, General Chemical Corporation Delaware Valley Works Facility, Claymont, Delaware," presented to USEPA and DNREC on November 11, 2003. A copy of said Figure 17 is attached hereto as
Schedule 1.8(b)(ii). If Honeywell demonstrates by a preponderance of the evidence that (a) its costs to treat groundwater contamination at the DVW South Plant are increased as the result of Honeywell's having to address contaminants migrating from soil sources and/or free product (whether above or below the groundwater table) associated with one or more of the DVW South Localized Groundwater Points, and (b) these soil sources and/or free product are also a



                                     - 15 -





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continuing source of contamination to DVW South Plant groundwater, then General
Chemical shall elect either to pay Honeywell's increased costs to address groundwater contaminants attributable to the applicable Localized Groundwater Point(s), or to remove or to remediate the contamination associated with the DVW South Localized Groundwater Point(s) which is a continuing source of contamination to DVW South Plant groundwater. Anything to the contrary contained in this Agreement notwithstanding, nothing in this Agreement shall require General Chemical to remove contaminated soils or free product from the DVW South Plant unless a governmental authority determines that the continued presence of such contamination presents an unacceptable threat to human health, or presents a continuing threat to groundwater such that specific contaminants from such contamination are likely to cause an exceedence of applicable groundwater standards at the agency-approved points of compliance, or a governmental authority otherwise directs that such contamination be removed. If the Parties are unable to agree as to whether Honeywell's costs to treat groundwater contamination at the DVW South Plant are increased as the result of Honeywell's having to address contamination associated with soil sources or free product at one or more of the DVW South Localized Groundwater Points, or whether one or more of such soil sources or free product are a continuing source of contamination to groundwater, then the Parties agree to submit the determination, as to such point where they cannot agree, to arbitration pursuant to Article XII of this Agreement. General Chemical hereby represents to Honeywell that it has provided to Honeywell all data in its possession concerning the DVW South Localized Groundwater Points.

                  (c) General Chemical Responsibility for Soil Contamination. General Chemical hereby agrees that it remains solely responsible for, and hereby agrees to indemnify and hold harmless the Honeywell Indemnified Parties from and against, any and all claims,




                                     - 16 -





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demands, liabilities, oversight costs and expenses relating to the investigation and remediation of on-site soil contamination at the DVW South Plant sought by any person or entity (whether private or governmental).

                  (d) Responsibility for Free Product Not Associated with the DVW South Localized Groundwater Points. The obligations set forth in this
Section 1.8(d) shall be in addition to, and not in limitation of, those set forth elsewhere in this Section 1.8. Honeywell hereby agrees that it will be solely responsible for, and hereby agrees to indemnify and hold harmless the GenTek Indemnified Parties from and against, any and all claims, demands, liabilities, oversight costs and expenses relating to the investigation and remediation of on-site free product contamination at the DVW South Plant not associated with the DVW South Localized Groundwater Points, to the extent that such free product contamination lies within or upon the groundwater. General Chemical hereby agrees that it remains solely responsible for, and hereby agrees to indemnify and hold harmless the Honeywell Indemnified Parties from and against, any and all claims, demands, liabilities, oversight costs and expenses relating to the investigation and remediation of on-site free product contamination at the DVW South Plant but not associated with the DVW South Localized Groundwater Points, to the extent that such free product contamination lies within soils that General Chemical is required to address pursuant to
Section 1.8(c) of this Agreement.

         1.9      Management of Indemnified Matters.

                  (a) Honeywell's Management of DVW North Plant Matters. Honeywell shall manage, in such manner as Honeywell deems appropriate, all matters arising out of, resulting from or relating to any DVW North Plant matters for which Honeywell is indemnifying General Chemical pursuant to Section 1.8(a) of this Agreement. Such management may include, without




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limitation, the conduct of, and any decision-making regarding, all studies, monitoring, soil and surface water and groundwater cleanups of the DVW North Plant, and any and all other activities undertaken by Honeywell on the DVW North Plant for the purpose of investigating, remedying or otherwise resolving such matters. Honeywell shall be responsible for securing all governmental approvals required in connection with any matters for which Honeywell is providing an indemnity under Section 1.8(a) of this Agreement, and General Chemical shall, at General Chemical's sole cost and expense, cooperate and join with Honeywell to procure such approvals including, without limitation, joining in any necessary permit applications and supplying documentation or witnesses required thereby, and Honeywell shall have the sole right and responsibility for dealing with all local, state and federal agencies and other governmental bodies concerning matters for which Honeywell is providing an indemnity under Section 1.8(a) of this Agreement, including, without limitation, the negotiation and implementation of any administrative orders or other agreements. Subject to
Section 1.9(d) of this Agreement, General Chemical shall not approach any local, state or federal agencies and/or other governmental bodies relating to matters for which Honeywell is providing an indemnity under Section 1.8(a) of this Agreement without the prior written approval of Honeywell. Notwithstanding the foregoing, if any action is proposed by Honeywell with regard to DVW North Plant matters described in this subsection that has the reasonable likelihood of impacting General Chemical's obligations under subsections 1.8(c) or 1.8(d) below, or under General Chemical's 3008(h) Order, then Honeywell shall submit drafts of significant submissions addressing any such actions to General Chemical in advance.

                  (b) Honeywell's Management of DVW South Plant Groundwater Matters. Subject to Sections 1.9(d) and 1.11 of this Agreement, Honeywell shall manage, in such manner as Honeywell deems appropriate, all matters arising out of, resulting from or relating to any DVW South Plant matters for which Honeywell is indemnifying General Chemical pursuant to Sections 1.8(b)(i) and 1.8(d) of this Agreement. Such management may include, without limitation, investigation and remediation activities. Honeywell acknowledges that General Chemical has presented a comprehensive approach to soils and groundwater contamination for both the DVW North Plant and the DVW South Plant to USEPA pursuant to the 3008(h) Order that is embodied in an approved RFI Workplan ("RFI Workplan") and that nothing in this Agreement shall be a basis for Honeywell to require General Chemical to alter the approach set forth in the RFI Workplan to soils investigation or remediation for the DVW South Plant.

                  (c) General Chemical's Management of DVW South Plant Soil Matters. Subject to Section 1.9(d) of this Agreement, General Chemical shall manage, in such manner as General Chemical deems appropriate, all matters arising out of, resulting from or relating to any DVW South Plant matters for which General Chemical is indemnifying Honeywell pursuant to Sections 1.8(c) and 1.8(d) of this Agreement. Such management may include, without limitation, investigation and remediation activities. Honeywell acknowledges that General Chemical has presented a comprehensive approach to soils and groundwater contamination for both the DVW North Plant and the DVW South Plant in the RFI Workplan and that nothing in this Agreement shall be a basis for Honeywell to require General Chemical to alter the approach set forth in the RFI Workplan to soils investigation or remediation for the DVW South Plant.

                  (d) Interrelationship between DVW South Plant Soils and Groundwater. The Parties acknowledge that a significant interrelationship exists between soils and groundwater at the DVW South Plant, and the Parties agree to work together reasonably and in good faith to coordinate their investigation and remedial activities to minimize each Party's costs associated with DVW South Plant environmental matters. The Parties further acknowledge the importance of understanding data generated, and positions to be taken, by each other in such regard. The Parties, therefore, agree to schedule regular meetings (at least quarterly) to update each other on the progress of investigations and any planned remediation for the DVW South Plant. The Parties further agree to submit drafts of significant submissions or communications with the Agencies (as defined below) to each other in advance if they are reasonably likely to impact the other Party's investigative or remedial approach or their respective obligations under the Facility Lead Agreement and/or the 3008(h) Order or other amended Order addressed in Section 1.10 below. Anything to the contrary contained in this Agreement notwithstanding, nothing in this Agreement shall require General Chemical to remove contaminated soils from the DVW South Plant unless the applicable environmental agency determines that the continued presence of such contaminated soils presents an unacceptable threat to human health, or presents a continuing threat to groundwater such that specific contaminants of such contaminated soils are likely to cause an exceedence of applicable groundwater standards at the agency-approved points of compliance.

         1.10     Cooperation With Respect to Existing Orders.

                  (a) Efforts to Amend the Facility Lead Agreement. The Parties agree to use best efforts to jointly approach USEPA, the Delaware Department of Natural Resources and Environmental Conservation ("DNREC"), and/or the Pennsylvania Department of Environmental Protection ("DEP") (collectively, the "Agencies") as appropriate, as soon as practicable after the date of this Agreement, to amend the Facility Lead Agreement to include investigation and remediation of the entirety of the DVW North Plant and the DVW South Plant groundwater.

                  (b) Efforts to Amend the 3008(h) Order. The Parties agree to use best efforts to approach the Agencies, as appropriate, as soon as practicable to amend the 3008(h) Order to exclude from the scope of General Chemical's obligations thereunder the investigation and remediation of: (A) the entirety of the DVW North Plant; and (B) groundwater at the DVW South Plant.

                  (c) Alternative Approach. Should the efforts described in subsections 1.10(a) and 1.10(b) above be unsuccessful or only partially successful, the Parties shall work cooperatively to implement the Facility Lead Agreement and the 3008(h) Order in a manner that most closely carries out the intent of the Parties to allocate environmental responsibilities at the DVW North Plant and DVW South Plant as provided in Article I of this Agreement, including, but not limited to, Honeywell's assumption of responsibility and all costs for noncompliance with the 3008(h) Order after the Effective Date with respect to the DVW North Plant and DVW South Plant groundwater, including penalties as set forth in Section 1.8(b) or remediation mandates imposed on General Chemical after the Effective Date with respect to the DVW North Plant and DVW South Plant groundwater.

         1.11 Management by One Party of Matters Involving the Other's Property. To the extent that the performance by either Honeywell or General Chemical of investigation or remediation activities pursuant to Section 1.8 of this Agreement requires the indemnifying party to perform activities on the indemnified party's property, the following provisions shall apply:

                  (a) The indemnifying party shall use commercially reasonable efforts to minimize interference with the indemnified party's operations on, and the indemnified party's ability to use, its property. The indemnified party shall cooperate with, assist and not interfere with, the indemnifying party in the management of and decision-making regarding matters for which the indemnifying party is providing an indemnity including, without limitation, allowing the indemnifying party and its agents or representatives, at reasonable times and upon prior notice, to conduct studies, investigations and inspections on the indemnified party's property, and to access the indemnified party's property for the purposes described above. In furtherance of the foregoing and in furtherance of the provisions contained elsewhere in this
Section 1.11, the Parties shall execute and deliver access agreements, easements or similar such documents (in recordable form) evidencing such access rights.

                  (b) The indemnifying party shall not conduct any invasive tests, excavations, drilling, boring or similar activities on the property of the indemnified party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed.

                  (c) The indemnifying party shall be responsible for securing all governmental approvals required in connection with any matters for which the indemnifying party is providing an indemnity pursuant to Section 1.8 of this Agreement, and the indemnified party shall, at the indemnified party's sole cost and expense, cooperate and join with the indemnifying party to procure such approvals including, without limitation, joining in any necessary permit applications and supplying documentation or witnesses required thereby. The indemnifying party shall have the sole right and responsibility for dealing with all local, state and federal agencies and other governmental bodies concerning matters for which the indemnifying party is providing an indemnity including, without limitation, the negotiation and implementation of any administrative orders or other agreements; provided, however, that the indemnifying party shall provide copies of all agency submissions to the indemnified party, to the extent the same affect the indemnified party's property or the indemnified party's regulatory obligations under this Agreement.

                  (d) Any investigation or remediation of hazardous substance(s) may be done, in the indemnifying party's sole discretion, to the least stringent standards allowed under the applicable environmental law(s) that are consistent with the continued industrial use of the property and that are consistent with the RFI Workplan approved pursuant to General Chemical's 3008(h) Order or other amended Order addressed in Section 1.10 above. In no event shall the indemnifying party be obligated to investigate or remediate any hazardous substance(s) to residential standards or to accommodate any change in use to such property. The indemnified party further agrees to accept, execute and/or record any reasonable institutional or engineering controls that are necessary to allow the indemnifying party to resolve its obligations under this agreement in compliance with the least stringent standards allowed under applicable environmental law(s) that are consistent with the current industrial use of the property. Such institutional or engineering controls may include, without limitation, deed restrictions or impermeable caps where appropriate. The indemnified party also agrees to record at the indemnifying party's request restrictions providing that no portion of the property shall be used or occupied, either temporarily or permanently, for any residential use of any kind or nature (residential use shall be defined broadly to include, without limitation, any use of the property by individuals or families for purposes of personal living, dwelling, or overnight accommodations, whether such uses are in single family residences, apartments, duplexes, or other multiple residential dwellings, trailers, trailer parks, camping sites, motels, hotels, or any other dwelling use of any kind), and a covenant that provides that groundwater underneath the property shall not be used for human consumption, irrigation, or other purposes that might bring it into contact with humans. Without limiting the generality of the foregoing, General Chemical expressly agrees to record, at Honeywell's request, such restrictions on the entire DVW South Plant property.

         1.12 Cessation of Business; Revised Shared Premises Agreement. The Parties acknowledge that this Agreement shall be executed before General Chemical shall have ceased operating the General Chemical Business on the DVW North Plant. Accordingly, to enable General Chemical to wind down the General Chemical Business at the DVW North Plant, the Parties shall enter into the shared premises agreement (the "Revised DVW SPA") attached hereto as Schedule 1.12(a), pursuant to which Honeywell is designated as the "host" and General Chemical is designated as the "user" and pursuant to which the Parties shall provide to each other at cost (including internal labor and operating costs) the services described in the Revised DVW SPA. The Revised DVW SPA shall become effective on the Effective Date of this Agreement (as defined in Section 7.1 of this Agreement). General Chemical shall provide reasonable cooperation and assistance to Honeywell to enable Honeywell efficiently and economically to perform the Revised DVW SPA.

         1.13 Short-Term License. The Parties agree that the term of the Short-Term License dated ________, 2003, between General Chemical Corporation and Honeywell Inc. shall be extended until the DVW Closing Date. The provisions (including, without limitation, paragraph 1) of the Short-Term License notwithstanding, Honeywell shall pay no consideration for the use of the Property (as such term is defined in the Short-Term License) from the Effective Date of this Agreement through the DVW Closing Date.

         1.14     Storm Water Conveyance and Discharges.

                  (a) Honeywell Discharge Authorization. The provisions of
Section 1.5(g) of this Agreement notwithstanding, Honeywell shall be solely responsible for ensuring that its discharges into the Storm Water Conveyance, including discharges from the DVW North Plant upon its conveyance to Honeywell, comply with applicable laws at a point before such discharges enter the Storm Water Conveyance, including the obtaining of any necessary permits or authorizations regulating Honeywell's discharges at the point at which they enter the Storm Water Conveyance (the "Honeywell Discharge Authorization") and the costs of treating such discharges before they leave Honeywell's property, including discharges from the DVW North Plant upon its conveyance to Honeywell. Alternatively, in the event that Honeywell is unable to obtain the Honeywell Discharge Authorization, Honeywell and General Chemical shall each be responsible for any treatment of discharges to the Storm Water Conveyance required by the particular composition, constituents, temperature or chemical characteristics of their respective discharges into the Storm Water Conveyance.

                  (b) Discharge Through Storm Water Conveyance. Subject to the provisions of Section 1.14(d) of this Agreement, during the period that Honeywell discharges its storm water across the DVW South Plant through the Storm Water Conveyance:

                           (i) General Chemical shall obtain all necessary
permits for the ultimate discharge of storm water through the Storm Water Conveyance into the Delaware River and shall be responsible for compliance with such permits, provided that Honeywell's discharges comply with the Honeywell Discharge Authorization, or, in the event that Honeywell does not obtain the Honeywell Discharge Authorization, Honeywell and General Chemical shall each be responsible for any treatment of discharges to the Storm Water Conveyance required by the particular composition, constituents, temperature or chemical characteristics of their respective contributions to the Storm Water Conveyance;

                           (ii) Except as provided in Section 1.14(e) below,
Honeywell shall be solely responsible for all costs and expenses associated with the operation, maintenance and repair of the Storm Water Conveyance; provided, however, that General Chemical shall be responsible for the actions of General Chemical, its employees, agents and contractors that cause a blockage or other damage to the Storm Water Conveyance.

                  (c) Discharge Through Honeywell Enclosed Conveyance. In the event that Honeywell elects to construct the Honeywell Enclosed Conveyance:

                           (i) Honeywell shall be solely responsible for all
costs and expenses associated with the design, construction, maintenance, operation and repair of the Honeywell Enclosed Conveyance; provided, however, that if General Chemical sells the DVW South Plant (which it shall not be deemed to have any obligation to do pursuant to this Agreement), then General Chemical shall pay to Honeywell promptly following the closing on the sale of the DVW South Plant an amount equal to the lesser of: the proceeds from such sale, less the expenses of such sale; or one-half of the cost incurred by Honeywell in designing and constructing the Honeywell Enclosed Conveyance;

                           (ii) Honeywell shall be solely responsible for
obtaining all necessary permits for the ultimate discharge from such Honeywell Enclosed Conveyance into the Delaware River, and General Chemical shall be relieved of any obligation to maintain its NPDES permit relating to discharges from the Storm Water Conveyance; and

                           (iii) General Chemical shall not be authorized by
this Agreement to contribute storm water or any other discharges from the DVW South Plant into the Honeywell Enclosed Conveyance.

                  (d) Sale of DVW South Plant. General Chemical shall promptly notify Honeywell in the event that General Chemical enters into a binding agreement of sale for the DVW South Plant, the closing under which is conditioned upon the construction of the Honeywell Enclosed Conveyance. Honeywell shall have six (6) months from its receipt of such notice (the "DVW South Plant Sale Notice"), or until two (2) years after the Effective Date of this Agreement, whichever is later, within which to construct such Honeywell Enclosed Conveyance, in which event the provisions of Section 1.14(c) of this Agreement shall apply, or to cease discharges into the Storm Water Conveyance. In any event, Honeywell's right to discharge storm water through the Storm Water Conveyance shall terminate on the date which is six (6) months from its receipt of the DVW South Plant Sale Notice, or two (2) years after the Effective Date of this Agreement, whichever is later, and Honeywell acknowledges that at such time, General Chemical shall have no further obligation to maintain its NPDES permit relating to the Storm Water Conveyance. Honeywell's responsibility for the costs and expenses of designing and constructing the Honeywell Enclosed Conveyance notwithstanding, General Chemical shall bear the costs and expenses of closing the Storm Water Conveyance.

                  (e) Certain Repairs to Storm Water Conveyance. The parties acknowledge that certain repairs are currently required to be performed on an approximate 25 foot segment of the retaining wall on the Eastern side of the Storm Water Conveyance near its terminus on the Delaware River. The Parties hereby agree to share equally the costs of such repairs; provided, however, that the costs of any further repairs or maintenance shall be the sole responsibility of Honeywell, as provided in Section 1.14(b)(ii) of this Agreement.

                                   ARTICLE II

                               FRONT ROYAL MATTERS

         2.1 Conveyance of Front Royal Facility. Upon the terms and subject to the conditions set forth in this Agreement, at the Front Royal Closing (as defined in Section 2.3 of this Agreement), General Chemical shall sell, assign, transfer, convey and deliver insurable fee simple title to Honeywell, and Honeywell shall purchase, acquire and accept from General Chemical, all of General Chemical's right, title and interest in and to the real property, and the improvements thereon, owned by General Chemical as described on Schedule 2 attached to this Agreement, which premises are commonly referred to as the Front Royal Facility, including the building and equipment located thereon (the "Front Royal Facility").

         2.2      Consideration, Prorations and Expenses.

                  (a) The consideration to be paid by Honeywell for the Front Royal Facility under this Agreement shall consist of the assumption of the environmental obligations described in Section 2.7 of this Agreement (the "Assumed Front Royal Liabilities").

                  (b) Real estate taxes and other state or local taxes, fees, charges and installments of special assessments affecting the Front Royal Facility shall be prorated as of the Front Royal Closing Date on a per diem basis based on latest available data and in accordance with local custom, and such proration shall be deemed final. Any net credit shall be paid to General Chemical or Honeywell, as appropriate, at the Front Royal Closing.

                  (c) Realty transfer taxes, if any, and recording fees with respect to the conveyance of the Front Royal Facility shall be shared equally by General Chemical and Honeywell. Honeywell shall pay the cost of obtaining any title search or commitment or purchasing title insurance, performing any surveys or any other inspections or appraisals performed by Honeywell or at its direction.

         2.3 Front Royal Closing and Front Royal Closing Date; Closing Proceedings. The closing of the sale and purchase of the Front Royal Facility (the "Front Royal Closing") shall take place at 9:00 a.m., Eastern Time, on June 1, 2004, at the offices of GenTek Holding in Parsippany, New Jersey, or at such other time, date and place as shall be determined by mutual agreement of the Parties. (The date on which the Front Royal Closing takes place is referred to as the "Front Royal Closing Date".) If the Front Royal Closing does not occur on or before July 1, 2004, either Party shall have the right to compel in a court of competent jurisdiction specific performance by the other Party, and the substantially prevailing party in any such action shall be entitled to recover the costs, expenses and reasonable attorneys fees for such action. All proceedings to be taken and all documents to be executed and delivered by General Chemical and any third parties in connection with the consummation of the transactions described in Article II of this Agreement shall be reasonably satisfactory in form and substance to Honeywell and its counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Front Royal Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken, nor any documents deemed executed or delivered, until all shall have been taken, executed and delivered.

         2.4 Conditions to Honeywell's Obligations to Consummate Front Royal Closing. The obligations of Honeywell to consummate its acquisition of the Front Royal Facility shall be subject to the satisfaction (or waiver, in writing, by Honeywell) of each of the following conditions:

                  (a) All filings and consents from government agencies and third parties required to consummate the sale and purchase of the Front Royal Facility shall have been made or obtained.

                  (b) General Chemical shall have executed and delivered, or caused to be delivered, to Honeywell at the Front Royal Closing a special warranty deed with respect to the Front Royal Facility, and such other documents, instruments or certificates as shall be reasonably requested by Honeywell, its counsel or the title company selected by Honeywell (the "Front Royal Title Company"), consistent with the agreements and undertakings of General Chemical contained in this Agreement.

                  (c) In conjunction with the Front Royal Closing, the Front Royal Title Company shall issue to Honeywell an owner's policy of title insurance in a form reasonably acceptable to Honeywell evidencing insurable title to the Front Royal Facility, along with such other endorsements as reasonably required by Honeywell. General Chemical shall be responsible for any and all actions, costs and expenses that may be necessary to render the title insurable by the Front Royal Title Company; provided, however, that General Chemical shall not be required to remove any lien, charge or other encumbrance that did not result from, or does not relate to or arise out of, any action taken by General Chemical or any other entity since April 2, 2000. Honeywell hereby acknowledges that it will take title to the Front Royal Facility subject to a Conservation and Environmental Protection Easement and Declaration of Restrictive Covenants recorded on December 7, 1999. Notwithstanding the foregoing, General Chemical shall be responsible for any and all actions, costs and expenses that may be necessary (regardless of title insurability) to address and/or otherwise remove from title: Schedule B - Section 1, other than items 2 and 14 thereunder; and Items 1, 2, 3, 4 (subject to title company review of survey),

5, 6, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 30 and 31 of Schedule B - Section
II as referenced in Commitment for Title Insurance dated February 10, 2004, issued by Commonwealth Land Title Insurance Company.

         2.5 Conditions to General Chemical's Obligations to Consummate Front Royal Closing. The obligations of General Chemical to consummate its conveyance of the Front Royal Facility shall be subject to the satisfaction (or waiver, in writing, by General Chemical) of each of the following conditions:

                  (a) All filings and consents from government agencies and third parties required to consummate the sale and purchase of the Front Royal Facility shall have been made or obtained.

                  (b) Honeywell shall have executed and delivered such other documents, instruments or certificates as shall be reasonably required by General Chemical or its counsel.

         2.6 Conditions to Both Parties' Obligations to Consummate Front Royal Closing. The obligations of General Chemical and Honeywell under this Agreement to consummate the sale and purchase of the Front Royal Facility shall be subject to the satisfaction of the following conditions:

                  (a) An Order approving this Agreement shall have become a Final Order, as provided in Section 9.1 of this Agreement.

                  (b) No action, suit or proceeding shall be pending to enjoin, restrain or prohibit the sale and purchase of the Front Royal Facility or that would be reasonably likely to prevent or make illegal the consummation of such transaction.

                  (c) No court or other governmental unit shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of such transaction.

         2.7 Transfer of Certain Environmental Responsibilities. Anything to the contrary contained in any existing agreement between the Parties and/or their predecessors notwithstanding (including, but not limited to, the EMA, the REMA and the letter dated May 11, 1998 from Michael R. Herman to Pamela J. Cissik and the other correspondence associated therewith), as of the Effective Date of this Agreement Honeywell hereby agrees that it shall be solely responsible for, and hereby agrees to indemnify and hold harmless the GenTek Indemnified Parties from and against, any and all claims, demands, liabilities, oversight costs and expenses sought by any person or entity (whether private or governmental) relating to the investigation and remediation of all environmental contamination associated with the Front Royal Facility, regardless of whether the contamination or condition was generated, created, managed, disposed of or otherwise came to be located on the Front Royal Facility or emanated therefrom as the result of the actions of Honeywell, any predecessor to Honeywell, the Debtors or any third party or parties. The assumption and indemnification set forth in the preceding sentence shall not include the treatment of any third party tort claims against any GenTek Indemnified Party or any Honeywell Indemnified Party, to the extent such claims are for personal injuries (including, but not limited to, wrongful death) or to the extent such claims are for damage, destruction or diminution of property owned or controlled by the third party tort claimant, in either case relating to alleged exposure to environmental contaminants or conditions associated with the Front Royal Facility, which claims shall continue to be governed by the applicable provisions of the EMA and REMA as amended by this Agreement; provided, however, that Honeywell shall indemnify the GenTek Indemnified Parties for claims brought by Honeywell's contractors, agents, invitees and others whose presence at the Front Royal Facility was at the request, or for the benefit, of Honeywell. The responsibility and liability assumed by Honeywell pursuant hereto shall specifically include, but shall not be limited to, contamination attributable to the migration of groundwater contamination off-site from the Front Royal Facility at any time and any impacted sediments. The Parties hereby acknowledge and agree that the terms set forth in this Section expressly modify the EMA and REMA as they pertain to the Front Royal Facility.

         2.8 Cooperation With Respect to Existing Orders. The Parties agree to use their best efforts to approach USEPA as soon as practicable after the date of this Agreement to request that General Chemical be removed as a party to the CERCLA 106 Order (the "106 Order") issued to both General Chemical and Honeywell at the site and to place sole responsibility on Honeywell for all future activities required under the 106 Order. In the event that the Parties are unsuccessful in their efforts to remove General Chemical as a party to the 106 Order, then the Parties shall work cooperatively to implement the 106 Order in a manner that most closely carries out the intent of the Parties in this Section 2 of this Agreement to transfer complete responsibility and all further costs for environmental matters at the Front Royal Facility and the 106 Order to Honeywell, including, but not limited to, responsibility for noncompliance with the 106 Order after the Front Royal Closing Date, including any penalties or remediation mandates imposed on General Chemical after the Front Royal Closing Date.

         2.9 Allowed Claim for Oversight Costs. GenTek Holding, for itself and the other Debtors, hereby consents to an Allowed General Unsecured Claim in favor of Honeywell in respect of CERCLA claims for unreimbursed response costs associated with the Front Royal

Facility. Such claim shall be in an amount equal to the remainder of: (a) $352,437.00 (being the allowed general unsecured claim in favor of the United States agreed to between the Debtors and the United States in settlement and satisfaction of the United States' CERCLA claim for such unreimbursed response costs through June 27, 2003); less (b) the amount distributed to the United States in respect of such claim (currently estimated by GenTek Holding to be $29,604.71).

                                   ARTICLE III

                          BAY POINT AND ATLANTA MATTERS

         3.1 Agreement to Share Certain Costs. Anything to the contrary contained in any existing agreement between the Parties and/or their predecessors notwithstanding (including, but not limited to, the Bay Point Works Shared Premises Agreement dated as of May 21, 1986 by and among Allied-Signal, Inc., Allied Corporation, The Henley Group, Inc. and General Chemical (the "Bay Point Shared Premises Agreement"), the EMA or the REMA), the Parties agree to share financial responsibilities for the matters described in subsections (i) and (ii) below in accordance with this Agreement: (The Parties hereby acknowledge and agree that the terms set forth in this Section expressly modify the EMA and REMA as they pertain to the BA Liabilities (as defined below).)

                  (a) Pond/Lagoon Liabilities. The further costs of investigation, remediation and/or closure of a sedimentation lagoon (i.e., the investigation, treatment and remediation costs incurred after the date of this Agreement) located at the Bay Point, California plant (the "Bay Point Lagoon") and the Hi Clay Aluminum ("HCA") ponds located at the Atlanta, Georgia plant (the "Atlanta HCA Pond") as more particularly described on Schedules 3.1(a) and 3.1(b) respectively attached to this Agreement, such costs to include: (i) the investigation and remediation of such ponds and lagoon, including impacted groundwater and sediments; (ii) the development, implementation and oversight of closure and post-closure plans for such ponds and lagoon, including the excavation, transportation and disposal or reuse of HCA and sediments from such ponds and lagoon; (iii) impacts of and claims (whether private or governmental) related to groundwater migrated or migrating from such ponds and lagoon; and (iv) the installation and maintenance of any cap or other institutional or engineering controls for such ponds and lagoon (collectively, "Pond/Lagoon Liabilities"); and

                  (b) Bay Point Groundwater. The further costs of investigation, treatment and remediation of groundwater contamination (i.e., the investigation, treatment and remediation costs incurred after the date of this Agreement) associated with the Bay Point Facility site-wide (that is, for lack of confusion, contamination not limited to groundwater impacted by the Bay Point Lagoon), including impacts of and claims related to off-site migration from the Bay Point Lagoon at any time ("Bay Point Groundwater"). (Liabilities, costs and expenses associated with Pond/Lagoon Liabilities and Bay Point Groundwater are sometimes hereinafter referred to collectively as the "BA Liabilities".)

         3.2 Contribution Percentage. The percentage ("Contribution Percentage") of any BA Liabilities that Honeywell shall be required to pay shall be determined pursuant to the following schedule:


                                                                       Honeywell's
                  Contribution Date                           Contribution Percentage
                  -----------------                           -----------------------
                  Until 12/31/2010                            75%
                  From 1/1/2011 through 12/31/2015            50%
                  From 1/1/2016 through 12/31/2020            25%
                  From and after 1/1/2021                      0%


Honeywell shall be required to pay its Contribution Percentage of any BA Liabilities at such time as it shall be provided with an invoice from General Chemical, accompanied by documentation evidencing either payment by General Chemical of the amount invoiced or that an amount is due and owing by General Chemical in respect of such BA Liabilities. General Chemical shall invoice Honeywell for its share of such BA Liabilities no less frequently than quarterly. Within forty-five (45) days following receipt by it of such invoice and documentation, Honeywell shall pay the full amount of such invoice to General Chemical. Honeywell's Contribution Percentage shall be determined for each item or charge when the cost was incurred by General Chemical, notwithstanding when Honeywell receives the invoice for, or actually pays, such cost.

         3.3      Limitations on Honeywell's Contribution.

                  (a) Honeywell's liability for its Contribution Percentage of all BA Liabilities shall be capped at an aggregate amount (the "Honeywell BA Liability Cap") initially fixed at Six Million Dollars ($6,000,000), and in no event shall the Honeywell BA Liability Cap exceed Six Million Dollars ($6,000,000). The Honeywell BA Liability Cap may be reduced below Six Million Dollars ($6,000,000), pursuant to this Section 3.3(a), in the event that GenTek Holding does not comply with its undertakings pursuant to Section 13.1 of this Agreement. The Honeywell BA Liability Cap shall be recalculated on January 1, 2005, January 1, 2006 and January 1, 2007 based on GenTek Holding's expenditures pursuant to Section 13.1 of this Agreement, according to the formulas set forth in the following chart:


-------------------------------------------------------------------------------------------------
Year(s) of GenTek Holding's        Cumulative Amount of GenTek         Amount of
Expenditures Pursuant to 'SS'13.1  Holding's Expenditures Pursuant     Honeywell BA Liability Cap
                                   to 'SS'13.1
-------------------------------------------------------------------------------------------------
2004                               $2,000,000 or more                  $6,000,000
                                   --------------------------------------------------------------
                                   Less than $2,000,000                $6,000,000 - A
-------------------------------------------------------------------------------------------------
2004 and 2005                      $4,000,000 or more                  $6,000,000
                                   --------------------------------------------------------------
                                   Less than $4,000,000                $6,000,000 - (A + B)
-------------------------------------------------------------------------------------------------
2004, 2005 and 2006                $6,000,000 or more                  $6,000,000
                                   --------------------------------------------------------------
                                   Less than $6,000,000                $6,000,000 - (A + B + C)
-------------------------------------------------------------------------------------------------
Key:     A = Remainder of $2,000,000 minus 2004 expenditures pursuant to 'SS'13.1
         B = Remainder of $2,000,000 minus 2005 expenditures pursuant to 'SS'13.1
         C = Remainder of $2,000,000 minus 2006 expenditures pursuant to 'SS'13.1
-------------------------------------------------------------------------------------------------


                  (b) In the event that the U.S. Environmental Protection Agency makes a claim for recovery from Honeywell of unreimbursed response costs attributable to activities prior to the date of this Agreement and associated with the Front Royal Facility, Honeywell agrees to contest such claim vigorously through a judgment on such claim by a U.S. District Court (but not the appeal or other challenge of such judgment). In the event that Honeywell does not prevail in contesting such claim, the Honeywell BA Liability Cap shall be reduced by the lesser of: (i) one-half of such unreimbursed past response costs paid by Honeywell; and (ii) the amount of the Honeywell BA Liability Cap remaining unpaid by Honeywell. In the event that Honeywell pays any such unreimbursed past response costs associated with the Front Royal Facility and at such time Honeywell shall have paid the full amount of the Honeywell BA Liability Cap, General Chemical shall have no obligation to refund or reimburse any amounts in respect of such unreimbursed past response costs to Honeywell.

                  (c) General Chemical hereby agrees to bear any increase in the costs of the BA Liabilities to the extent Honeywell demonstrates that such increase was caused solely by: (i)
a change in General Chemical's operations at the Bay Point and/or Atlanta facilities after the date of this Agreement; or (ii) a hazardous substance spill by General Chemical at the Bay Point Facility after the date of this Agreement.

                  (d) General Chemical agrees that, if it is able to reduce the net cost of resolving the BA Liabilities through the beneficial use of contaminated media or other activities, Honeywell's portion of the BA Liabilities shall be reduced proportionately.

         3.4      Management of BA Liabilities.

                  (a) Except as provided in Section 3.4(b)(i) of this Agreement, General Chemical shall manage, in such manner as General Chemical deems appropriate, all matters arising out of, resulting from or relating to any BA Liabilities. Such management may include, without limitation, the conduct of, and any decision-making regarding, all studies, monitoring, soil and surface water and groundwater cleanups, and any and all other activities undertaken by General Chemical for the purpose of investigating, remedying or otherwise resolving such matters. General Chemical shall be solely responsible for the timing of determinations to close or remediate the Bay Point Lagoon and the Atlanta HCA Pond, the selection of engineers and other professionals, the selection of contractors and suppliers, the selection of appropriate treatment or remediation methods (including excavation and removal) and all submissions to federal, state and local governmental agencies with respect to such matters. Honeywell shall not initiate communication with any federal, state or local governmental agency with respect to the BA Liabilities and will notify General Chemical in the event that any agency contacts Honeywell regarding such matters before responding.

                  (b) In no event shall Honeywell be responsible for any costs associated with remediating the conditions at the Bay Point or Atlanta facilities to residential standards. General

Chemical hereby agrees to record, at Honeywell's request, restrictions providing that no portion of the Bay Point or Atlanta facilities shall be used or occupied, either temporarily or permanently, for any residential use of any kind or nature (residential use shall be defined broadly to include, without limitation, any use of the property by individuals or families for purposes of personal living, dwelling or overnight accommodations, whether such uses are in single family residences, apartments, duplexes or other multiple residential dwellings, trailers, trailer parks, camping sites, motels, hotels or any other dwelling use of any kind), and a covenant that provides that groundwater underneath the property shall not be used for human consumption, irrigation or other purposes that might bring it into contact with humans.

                  (c) General Chemical shall promptly provide Honeywell with copies of all material correspondence with governmental authorities relating to the BA Liabilities, and a reasonable opportunity to review and comment upon all draft work plans and reports relating to the BA Liabilities prior to their submission to governmental authorities. At Honeywell's request and upon reasonable notice, General Chemical also shall permit Honeywell to inspect, from time to time but no more frequently than three (3) times per calendar year, those portions of the Bay Point and/or Atlanta facilities that may be related to the BA Liabilities. Without limiting the generality of the foregoing, General Chemical shall promptly notify Honeywell of any releases of hazardous substances from, at or to the Bay Point or Atlanta facilities that General Chemical is required by law to report to governmental authorities, and shall provide Honeywell with copies of all correspondence with governmental authorities relating to such releases.

                                   ARTICLE IV

         AMENDMENT OF THE REMA; ASSUMPTION OF THE EMA AND THE REMA, AS
            AMENDED, PURSUANT TO THE BANKRUPTCY CODE; WAIVER OF THE
                              BANKRUPTCY DISCHARGE

         4.1 Amendment. This Agreement amends the REMA and the EMA as between the Parties to this Agreement with respect to the five (5) sites addressed by this Agreement (the DVW North Plant, the DVW South Plant, Front Royal, Bay Point and Atlanta, collectively, the "Subject Properties").

         4.2 Assumption; No Cure Costs. GenTek Holding, for itself and the other Debtors, hereby agrees to withdraw the EMA and the REMA from the Rejection Motion, the effect of which will be that the applicable Debtors shall be deemed to have assumed the same, as amended, pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code and the Plan. Honeywell, for itself and its subsidiaries and affiliates, hereby agrees that it has and shall assert no claim for any cure costs in connection with the Debtors' assumption of the EMA and the REMA.

         4.3 Ratification of EMA and REMA as Amended. Except as modified by this Agreement and that certain settlement agreement dated February 19, 2004 between the Parties with respect to the El Segundo Property (the "the El Segundo Settlement Agreement"), the Parties hereby ratify and confirm the EMA and the REMA and agree that the EMA and the REMA shall remain in full force and effect after their assumption under the Bankruptcy Code. General Chemical further confirms and agrees that, subject to the modifications made under this Agreement, with respect to the properties now owned by General Chemical, Printing Developments, Inc., Toledo Manufacturing, LLC and Balcrank, Inc. and which were former Allied Signal Inc properties: (i) it has succeeded to the rights, if any, under the EMA and it has assumed and is bound by the obligations, if any, under the EMA of the signatory named The Henley Group, Inc.; and (ii) it has succeeded to the rights under the REMA and it has assumed and is bound by the obligations under the REMA of the signatory named New Hampshire Oak, Inc.

         4.4 Waiver of the Bankruptcy Discharge. GenTek Holding and General Chemical hereby waive the benefit of the discharge of claims and the injunctions provided by the Plan, the Confirmation Order and 'SS''SS' 524 and 1141 of the Bankruptcy Code with regard to their obligations under the REMA and EMA, as amended by this Agreement, to the extent that the discharge or such injunctions otherwise would apply to such obligations.

         4.5 Ownership of Properties. General Chemical and GenTek Holding represent and warrant to Honeywell that the properties that were held by the Debtors as of the Plan Effective Date that were previously owned by Allied-Signal Inc and were subject to the EMA or the REMA are presently owned by the parties indicated on Schedule 4.5 attached to this Agreement.

         4.6 Evidence in Future Proceedings. The Parties agree that, in the event of a bankruptcy proceeding involving a Party (or a Party's successor or assignee) in which there is a motion to reject the EMA and the REMA, neither the negotiation nor the execution of this Agreement, nor any provision hereof, are relevant to, or shall be offered as evidence for, the issue of the effect of any such rejection on the release in Article III of the REMA.

                                    ARTICLE V

                    Other Contracts Identified for Rejection.

         5.1 Assigned Contracts Stipulation. The Parties acknowledge that they have entered into that certain Stipulation and Order Resolving Status of Certain Contracts Previously Identified for Rejection and Which Have Been Assigned by the Debtors, a copy of which is attached hereto as Schedule 5.1 (the "Assigned Contracts Stipulation"), and on February 18, 2004, the Court signed an order approving the Assigned Contracts Stipulation.

         5.2 "Master" Contracts. The Parties acknowledge that they have entered into that certain Stipulation Resolving the Status of Certain Contracts Previously Identified for Rejection, a copy of which is attached hereto as
Schedule 5.2 (the "Master Contracts Stipulation"), and on April 15, 2004, the Court signed an order approving the Master Contracts Stipulation.

                                   ARTICLE VI

                    Withdrawal of Honeywell's Proofs of Claim

         The Parties acknowledge that Honeywell's administrative claims and its claim for secured status for the claims set forth in its Proofs of Claim Nos. 2251 and 2252 were withdrawn and disallowed by Order of Court entered on April 15, 2004. Honeywell shall execute and deliver to GenTek such documents as are necessary to withdraw all of the remaining Honeywell Claims (except for the El Segundo Tax Claim which is addressed in the El Segundo Settlement Agreement) promptly upon the later to occur of the following: (a) the consummation of the DVW Closing; and (b) the consummation of the Front Royal Closing. Upon such withdrawal, Honeywell shall be deemed to have waived any right to receive a distribution under the Plan (except for the El Segundo Tax Claim which is addressed in the El Segundo Settlement Agreement).

                                   ARTICLE VII

             SETTLEMENT BEING MADE TO IMPLEMENT AND EFFECTUATE PLAN

         7.1 The Parties are entering into this Agreement for the purpose, inter alia, of implementing and effectuating the Plan and pursuant to section 1142 of the Bankruptcy Code.

         7.2 All of the conveyances to be made pursuant to this Agreement and the making or delivery of any instrument of transfer pursuant to this Agreement are being done pursuant to section 1146(c) of the Bankruptcy Code and are intended to be exempt from taxation to the full extent authorized by that section and/on other applicable federal or state law.

                                  ARTICLE VIII

        RIGHTS AND CLAIMS OF THE PARTIES TO THIS AGREEMENT AGAINST OTHER
             PARTIES TO THE CONTRACTS SHALL NOT BE IMPAIRED BY THIS
                                   AGREEMENT

         8.1 Nothing in this Agreement is intended to impair any rights or claims of either of the Parties under the Honeywell Contracts or applicable law against any person or entity other than the Parties and their respective subsidiaries. Without limiting the generality of the foregoing, Honeywell expressly reserves and preserves any and all of its rights and claims against California Coastal Communities, Inc., Wheelabrator Technologies, Inc., Fisher Scientific International, Inc., General Chemical Industrial Products, Inc. or their respective legal predecessors and successors and assigns under the EMA, the REMA and any of the other Honeywell Contracts to which any of such entities is a party or by which any of such entities is otherwise bound.

         8.2 The Settlement Motion, Settlement Notice and Approval Order shall contain such language as Honeywell may reasonably request to reserve and preserve its rights against such other entities as provided in Section 8.1 above.

                                   ARTICLE IX

                          CONDITIONS TO EFFECTIVENESS;
                    EFFECTIVE DATE; BANKRUPTCY COURT APPROVAL

         9.1 The effectiveness of this Agreement is conditioned upon the Bankruptcy Court having entered an Order (the "Approval Order") approving this Agreement and such Approval

Order becoming a Final Order. (For purposes of this Agreement, the term "Final Order" shall mean that (A) the implementation or operation of a particular order shall not have been stayed, and (B) the time to appeal, petition for certiorari or move for reargument or rehearing shall have expired and no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or, in the event of an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing was sought, shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.) The date on which the Order approving this Agreement shall become effective shall be the "Effective Date" of this Agreement.

         9.2 As soon as practicable, General Chemical shall file a motion with the Bankruptcy Court requesting entry of an order authorizing the Parties to:
(i) enter into and perform this Agreement pursuant to Fed. R. Bankr. P. 9019 and any other applicable provision of the Bankruptcy Code or Bankruptcy Rules; (ii) assume the EMA and REMA, as amended, pursuant to section 365 of the Bankruptcy Code; and (iii) sell and convey the real and personal property to be transferred by General Chemical to Honeywell under the Agreement free and clear of all liens, interests, claims and encumbrances pursuant to section 363(f) of the Bankruptcy Code except as otherwise expressly noted in the Agreement (the "Settlement Motion").

         9.3 Notice of the Settlement and notice of the hearing on the Settlement Motion (the "Settlement Notice") shall be served on Honeywell, all other non-debtor parties to the Honeywell Contracts, all other entities required to be given notice by law or pursuant to the Plan or Confirmation Order and such other entities as General Chemical shall determine.

         9.4 The Settlement Motion, Settlement Notice and Approval Order shall be in a form reasonably satisfactory to both Parties.

         9.5 Pending consideration of the Settlement Motion, the Parties shall take such actions as are necessary to stay all proceedings on the Proofs of Claim, the Claims Objection and the Rejection Motion.

                                    ARTICLE X

                               FURTHER ASSURANCES

         10.1 The parties shall execute and deliver such additional instruments and documents and take such other actions as may be reasonably necessary to carry out, in good faith, the terms and conditions of this Agreement.

                                   ARTICLE XI

                                   INTEGRATION

         Except for the EMA and the REMA (which are amended by this Agreement), the Assigned Contracts Stipulation, the El Segundo Settlement Agreement and the documents and instruments to be executed and delivered pursuant to this Agreement, this Agreement constitutes the entire agreement among the Parties and their respective subsidiaries and affiliates regarding the subject matter hereof. The Parties further acknowledge that there are no representations or inducements except as set forth expressly and specifically herein. This Agreement supersedes all previous negotiations and commitments, oral or in writing, with respect to the subject matter hereof. The provisions of this Agreement which amend the EMA and/or the REMA form an integral part of, and are intended to be read in conjunction with, the EMA/REMA. For purposes of any future assumption or rejection by either Party or their respective subsidiaries pursuant to Section 365 of the Bankruptcy Code, this Agreement and the EMA/REMA shall be deemed to constitute one and the same agreement, such that neither Party may separately assume or reject this Agreement and/or the EMA/REMA without performing the same action with respect to the others.

                                   ARTICLE XII

                               DISPUTE RESOLUTION

         Unless otherwise agreed by the Parties, any disagreement, dispute, controversy or claim arising between the Parties under Articles I, II or III of this Agreement shall be resolved pursuant to this Article XIII. The Party raising the dispute shall advise the other Party in writing. The Parties then shall attempt in good faith to resolve their disagreement. If such disagreement is not resolved within twenty (20) business days following the date of such notice, either Party may initiate arbitration of the disagreement by a single arbitrator (the "Arbitrator") who shall be selected pursuant to, and who shall arbitrate the dispute in accordance with, the commercial rules of the American Arbitration Association to the extent they are consistent with the stated directions of this Article XII. It is the express intent of the Parties that the Arbitrator be experienced regarding environmental engineering issues in the chemical industry and that this arbitration be expeditious and cost effective. The Arbitrator shall schedule the arbitration hearing no later than ten (10) business days after his/her selection. The arbitration shall not last more than three (3) business days, unless the Arbitrator determines that additional time is essential, and no written post-hearing briefs shall be required unless the Arbitrator determines to require such briefs. The Arbitrator shall provide a written decision to the Parties within seven (7) business days of the close of arbitration, unless the Arbitrator determines that additional time is necessary. The decision of the Arbitrator shall be conclusive and binding on the Parties and enforceable in any court of competent jurisdiction. The costs and expenses of any such arbitration shall be shared equally by the Parties; provided that each Party shall bear the costs and expenses of its own attorneys and experts.

                                  ARTICLE XIII
                              ADDITIONAL AGREEMENTS

         13.1 Remediation Expenditures by GenTek Holding. GenTek Holding acknowledges that it is subject to a variety of requirements and obligations (including investigation and remediation obligations) under federal and state environmental laws at the former Honeywell sites that GenTek Holding (or its affiliates) owns and/or operates. GenTek Holding hereby covenants and agrees to continue to comply with its investigation and remediation obligations at the former Honeywell sites (subject to the reallocation of certain of its obligations at the Subject Sites as provided in this Agreement) as required by law, and GenTek Holding hereby further agrees to spend an aggregate of not less than Two Million Dollars ($2,000,000) in each of calendar years 2004, 2005 and 2006 for environmental investigation and remediation at the former Honeywell sites (including the expenditures of General Chemical at the Subject Sites). At Honeywell's request, GenTek Holding shall provide to Honeywell an accounting and evidence reasonably acceptable to Honeywell of its expenditures pursuant to this
Section 13.1. The foregoing commitment of GenTek Holding shall not be construed to be a condition precedent to Honeywell's obligations pursuant to Article III of this Agreement; provided, that in the event GenTek Holding's expenditures pursuant to this Section 13.1 total less than $2,000,000 by the end of calendar year 2004, or less than $4,000,000 by the end of calendar year 2005, or less than $6,000,000 the end of calendar year 2006, then the amount of the Honeywell BA Liability Cap may be reduced as provided in Section 3.3(a) of this Agreement; and provided, further, however, that if on January 1, 2007, Honeywell shall have paid the full amount of the

Honeywell BA Liability Cap, GenTek Holding shall have no obligation to refund or reimburse any amounts in respect of its obligations pursuant to this Section
13.1 in any event. For purposes of determining whether GenTek Holding has spent Two Million Dollars ($2,000,000) in each of calendar years 2004, 2005 and 2006 as required by this Section 13.1, GenTek Holding shall not be entitled to include costs for investigating and remediating contamination that Honeywell proves by a preponderance of the evidence was not present in the environment prior to the Effective Date of this Agreement at the former Honeywell site in question. The preceding sentence shall not preclude GenTek Holding from including in such calculation costs incurred in investigating and remediating contamination caused by General Chemical's continuing to place HCA into alum ponds.

         13.2 Preference Actions. The Parties acknowledge that Honeywell has been notified that the Preference Claims Litigation Trust in the Debtors' bankruptcy case, through Novare, Inc., the Preference Claims Administrator, is pursuing two preference claims against Honeywell, one in the amount of $14,196.90 and another in the amount of $23,585.61. GenTek Holding hereby agrees to use commercially reasonable efforts to cause the Preference Claim Litigation Trust, and/or Jack B. Fishman its Trustee, and/or Novare, Inc. the Preference Claims Administrator, to withdrawal any demands made to date in respect of these preference claims against Honeywell; provided, however, that if GenTek Holding is unsuccessful in such efforts and a judgment is obtained against Honeywell on these or any other such preference claims, GenTek Holding hereby agrees to reimburse Honeywell for amounts paid by Honeywell in respect of such judgment or judgments. Alternatively, in the event that GenTek Holding is unsuccessful in causing the withdrawal of any of such preference claims or actions, GenTek Holding may determine, in its sole and absolute discretion, to negotiate a settlement of any of such claims or actions, and any payments to be made by Honeywell under such settlements shall be borne by GenTek Holding.

                                   ARTICLE XIV

                                     GENERAL

         14.1 Notices. In the event that either Party becomes aware of a claim, suit, administrative proceeding, agency investigation or order, or other matter that may potentially result in such Party seeking indemnification from the other pursuant to this agreement, such Party shall, within thirty (30) days of receipt of notice or otherwise becoming aware, notify the other in writing. Failure to provide written notice within the time period specified in this paragraph, when the other Party does not otherwise have notice of the same, shall constitute a waiver of the claim for indemnification for that particular claim, suit, administrative proceeding, agency investigation, order or other such matter to the extent the indemnifying party has been prejudiced by the failure of such notice to be provided. Each Party hereby acknowledges that it has actual notice of all orders, permits, work plans and closure plans issued by or submitted to all applicable environmental agencies as of the date of this Agreement. The indemnifying party shall have the right to retain counsel as required to represent the indemnified party and shall pay the fees and expenses of any such counsel related to the proceeding. In any such proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand or mailed by registered or certified mail (return receipt requested) or by reputable overnight courier service to the Parties at the following addresses, or to such other address for a Party as shall be specified by like notice, and shall be deemed given on the date hand delivered, on the third business day following the date on which so mailed by registered or certified mail, or when actually delivered if delivered by reputable overnight courier service:

                  If to Honeywell:

                  Troy Meyer
                  Honeywell International Inc.
                  101 Columbia Turnpike
                  Morristown, NJ 07960

                  With a copy to:

                  Nelson Johnson, Esquire
                  Arnold & Porter, LLP
                  399 Park Avenue
                  New York, NY 10022

                  If to GenTek Holding or General Chemical:

                  c/o GenTek Inc.
                  90 East Halsey Road
                  Parsippany, NJ 07054
                  Attn:  Vice President and General Counsel

                  With copies to:

                  GenTek, Inc.
                  90 East Halsey Road
                  Parsippany, NJ 07054
                  Attn:  Vice President, Environmental, Health & Safety

                  And

                  Dean A. Calland, Esquire
                  Babst, Calland, Clements & Zomnir, P.C.
                  Two Gateway Center
                  Pittsburgh, PA 15222

         14.2 Amendments. Neither this Agreement nor any term hereof may be modified, amended or waived orally, but only by an agreement in writing signed by the Party against whom enforcement of such modification, amendment or waiver is sought.

         14.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective subsidiaries, affiliates, successors and assigns; provided, however, that neither Party may assign or delegate any of its rights or obligations under this Agreement unless the non-assigning Party shall have consented thereto, and the assignee shall have agreed in a written instrument to comply with all of such assignor's obligations under this Agreement in respect of the Subject Property to be owned or operated by such assignee. A Party's obligations pursuant to this Agreement shall survive any conveyance by it of any Subject Property, absent consent from the non-conveying Party.

         14.4 No Third Party Beneficiaries. This Agreement is intended solely for the benefit of the Parties hereto and their respective subsidiaries and affiliates. This Agreement shall not be deemed to confer upon any third party any remedy, claim, liability, right to reimbursement, cause of action or other right beyond those that may exist without regard to this Agreement.

         14.5 Counterparts. This Agreement may be executed in multiple counterparts, and by each Party on a separate counterpart. All of such counterparts taken together shall constitute one and the same instrument.

         14.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

           [The remainder of this page is left blank intentionally.]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.


                                      HONEYWELL INTERNATIONAL INC.



                                      By:
                                         _______________________________________

                                      Name:
                                           _____________________________________

                                      Title:
                                              __________________________________



                                      GENTEK HOLDING CORPORATION



                                      By:
                                         _______________________________________
                                         Billie S. Flaherty
                                         Vice President, Environmental,
                                         Health & Safety


                                      GENERAL CHEMICAL, LLC



                                      By:
                                         _______________________________________
                                         Billie S. Flaherty
                                         Vice President, Environmental,
                                         Health & Safety